PRESS RELEASE

INNOSPEC RESPONDS TO MEDIA COMMENTS

Newark, Del. – July 6, 2010 – Innospec Inc. (NASDAQ: IOSP) (the “Company”) has always made clear in its public filings that from 2006 to 2009 it was the subject of investigations by U.S. and U.K. government authorities into legacy transactions conducted by executives which are no longer employed by the Company. Those investigations were into violations of the U.N. Oil for Food Program, the U.S. Foreign Corrupt Practices Act, the U.S. Foreign Assets Control Regulations and U.K. anti-bribery laws.

In recent weeks, there has been continuing coverage in the media of the Company’s resolution with the government authorities resolving all matters relating to the investigations. All of the issues currently being raised in the media have already been dealt with as part of that resolution, in which the Company pleaded guilty and agreed to pay total fines to the U.S. and U.K. authorities of up to $40.2 million. None of the issues currently being raised in the media are new.

As we have previously disclosed, we have taken multiple steps, including the following actions, to effectively remedy the situation and protect against the risk of this recurring:

1.	The individuals involved with this issue, including all those referred to in certain recent media articles, are no longer employed by the Company.

2.	A new management team, including a new CEO, is now in place.

3.	The Company has already implemented an enhanced compliance program driving the highest ethical standards into our business globally. An independent assessment of the strength of that program is part of the settlement agreed with the U.S. and U.K. authorities.

4.	We have rigorously reviewed all our external relationships, with particular focus on agents and distributors, which is intended to ensure that they have the same high standards of compliance as our own employees.

5.	As part of the resolution agreement and in collaboration with the Department of Justice, an independent corporate compliance monitor is being appointed for at least three years to provide external validation of our corporate compliance.

This was a regrettable period of Innospec’s history, but the Board and the new management team are doing everything possible to build on the enhanced compliance culture in the Company to guard against these issues ever happening again.

As a U.S. corporation, history and facts are readily available from our quarterly reports and other filings.

Patrick Williams, appointed as Innospec’s President and CEO in April 2009, states “Innospec today is very different to the company that has been reported so negatively in the press. We have worked hard to put these legacy issues behind us and the Innospec that our stakeholders deal with today has excellent compliance and ethical standards in place. We also have a new, exciting and innovative range of products for our customers, which aim to bring about significant environmental benefits in cleaner fuels, better personal care and a safer environment. We have transformed our Company in the last few years and continue to make significant progress despite the current economic challenges. My executive management team and I are proud to work for Innospec and to be contributing to its future.”

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 800 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and the Asia-Pacific region. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects”, “anticipates”, “may”, “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on such statements because they are subject to certain risks, uncertainties and assumptions, including in respect of the general business environment, regulatory actions or changes. If the risks or uncertainties materialize or assumptions prove incorrect or change, our actual performance or results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading "Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison Innospec Inc. +44-151-348-5825 Kate.Davison@innospecinc.com Tom Pratt RF|Binder Partners +1-212-994-7563 Tom.Pratt@RFBinder.com